Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Delcath Systems, Inc. (the “Company”) of our report dated February 24, 2010, relating to the balance sheet of the Company as of December 31, 2009, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2009, and cumulative from inception (August 5, 1988) to December 31, 2009 (for which the report expressed an unqualified opinion) and relating to the Company’s internal control over financial reporting as of December 31, 2009, included in the Company’s Annual report on Form 10-K for year ended December 31, 2010 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ CCR LLP

Glastonbury, Connecticut

December 29, 2011